     As filed with the Securities and Exchange Commission on August 31, 2001
                                                Registration No. 333- __________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         WESTPORT RESOURCES CORPORATION
                    (FORMERLY KNOWN AS BELCO OIL & GAS CORP.)
             (Exact name of Registrant as specified in its charter)

               NEVADA                                           13-3869719
    (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                       Identification Number)

 410 SEVENTEENTH STREET, SUITE 2300                                 80202
          DENVER, COLORADO                                       (Zip Code)
(Address of Principal Executive Offices)

            WESTPORT RESOURCES CORPORATION 2000 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                 DONALD D. WOLF
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         WESTPORT RESOURCES CORPORATION
                       410 SEVENTEENTH STREET, SUITE 2300
                             DENVER, COLORADO 80202
                                 (303) 573-5404
                   (Name and address, including zip code, and
                     telephone number of agent for service)

                                    Copy to:
                            MICHAEL E. DILLARD, P.C.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1700 PACIFIC AVENUE, SUITE 4100
                               DALLAS, TEXAS 75201
                                 (214) 969-2800

                                   ----------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                          AMOUNT TO BE      PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF SECURITIES               REGISTERED      OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION
           TO BE REGISTERED                  (1)(2)             SHARE (3)              PRICE (3)        FEE (4)(5)(6)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01              6,209,234             $19.045            $118,254,861.50        $29,564
======================================================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also includes an indeterminate number of additional shares that may hereafter become issuable as a result of the adjustment provisions of the above-referenced plan.

(2) Consisting of 6,209,234 shares of common stock of Westport Resources Corporation, a Nevada corporation ("New Westport") reserved for issuance under the Westport Resources Corporation 2000 Stock Incentive Plan (the "Westport Stock Plan") as of the effective time of the merger described herein. At the effective time of the merger, the Westport Stock Plan was assumed by the Registrant.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and calculated on the basis of the average of the high and low sales prices of the common stock of the Registrant on August 29, as reported on the New York Stock Exchange.

(4) An amount of $4,548 payable in connection with registration of up to 2,240,488 shares of common stock of Westport Resources Corporation, a Delaware corporation ("Westport"), and an amount of $1,628 payable in connection with registration of up to 802,456 shares of common stock of Belco Oil & Gas Corp. ("Belco"), issuable upon the exercise of outstanding options to purchase Westport's and Belco's common stock, respectively, between June 28, 2001 and the consummation of the merger, was previously paid on June 29, 2001 in connection with the filing of the Registrant's registration statement on Form S-4 (No. 333-64320) on July 2, 2001, as amended on July 24, 2001.

(5) At the effective time of the merger referenced herein, 2,239,988 shares of Westport's common stock and 802,056 shares of Belco's common stock registered on the Registrant's registration statement on Form S-4 (No. 333-64320) (filed on July 2, 2001, as amended on July 24, 2001) remained unissued due to the fact that options to purchase such shares of Westport's and Belco's common stock, respectively, were not exercised by such option holders between June 28, 2001 and the consummation of the merger. Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, the registration fee in the amount of $6,175 previously paid to the Securities and Exchange Commission on June 29, 2001 in connection with the filing of the Registrant's registration statement on Form S-4 (No. 333-64320) on July 2, 2001, as amended on July 24, 2001, is offset against the currently due registration fee of $29,564. As a result of this registration fee offset, 2,239,988 shares of Westport's common stock and 802,056 shares of Belco's common stock registered under the registration statement on Form S-4 (No. 333-64320) are deemed to be de-registered.

(6) An overpayment in the amount of $34,858 was previously paid to the Securities and Exchange Commission on June 29, 2001, $23,389 of which needs to be applied to the registration fee for this registration statement on Form S-8.


================================================================================

        WESTPORT RESOURCES CORPORATION REGISTRATION STATEMENT ON FORM S-8

                             INTRODUCTORY STATEMENT

         On August 21, 2001, the stockholders of Belco Oil & Gas Corp., a Nevada corporation ("Belco"), and the stockholders of Westport Resources Corporation, a Delaware corporation ("Westport"), approved and adopted the Agreement and Plan of Merger dated as of June 8, 2001 (the "Merger Agreement") by and between Belco and Westport providing for the merger of Westport with and into Belco (the "Merger"). In connection with the Merger, Belco changed its name to Westport Resources Corporation ("New Westport" or the "Registrant"). As of the effective time of the Merger, Belco's common stock, par value $0.01 per share ("Belco Common Stock"), was no longer outstanding and was automatically cancelled and retired, and certificates evidencing shares of Belco Common Stock only represented the right to receive, without interest, shares of New Westport's common stock, par value $0.01 per share ("New Westport Common Stock"). In the Merger, Belco common stockholders received 0.4125 of a share of New Westport Common Stock for each share of Belco Common Stock they owned. The outstanding shares of Belco preferred stock remained outstanding and the existing ratio was adjusted so that holders would receive 0.465975 of a share of New Westport Common Stock upon conversion. In addition, as of the effective time of the Merger, Westport's common stock, par value $0.01 per share ("Westport Common Stock"), was no longer outstanding and was automatically cancelled and retired, and certificates evidencing shares of Westport Common Stock only represented the right to receive, without interest, shares of New Westport Common Stock. Westport stockholders received one share of New Westport Common Stock for each share of Westport Common Stock they owned.

         Immediately prior to the Merger, Westport's stockholders approved the amendment to the Westport Resources Corporation 2000 Stock Incentive Plan ("Westport Stock Plan") to increase the number of shares of Westport Common Stock reserved for issuance under the Westport Stock Plan from 4,110,813 shares to 6,232,484 shares. Pursuant to the Merger Agreement, at the effective time of the Merger, the Westport Stock Plan was assumed and adopted by New Westport and each outstanding employee or director stock option of Westport granted under the Westport Stock Plan was assumed by New Westport and became an option to purchase an equivalent number of shares of New Westport Common Stock. Westport stockholders holding shares of Westport Common Stock issued as restricted stock pursuant to the Westport Stock Plan ("Westport Restricted Stock") received one share of New Westport Common Stock, subject to the same restrictions, for each share of Westport Restricted Stock they owned.

         At the effective time of the Merger, each outstanding employee or director stock option to purchase a share of Belco Common Stock (the "Belco Stock Options") granted under Belco's 1996 Stock Incentive Plan or Belco's 1996 Non-Employee Directors Stock Option Plan became fully vested and exercisable to purchase 0.4125 of a share of New Westport Common Stock at an exercise price per share equal to the per share exercise price of such option divided by the 0.4125 and otherwise upon the same terms and conditions as such outstanding options to purchase Belco Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under
Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code; provided further, that the number of shares of New Westport Common Stock that may be purchased upon exercise of such Belco Stock Option shall not include any fractional share and, upon exercise of such Belco Stock Option, a cash payment shall be made for any fractional share based upon the closing sales price of a share of New Westport Common Stock as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal on the New York Stock Exchange on the trading day immediately preceding the date of exercise.

         The Registrant files this Form S-8 in order to register up to 6,209,234 shares of New Westport Common Stock reserved for issuance under the Westport Stock Plan at the effective time of the Merger.

         At the effective time of the Merger, 2,239,988 shares of Westport Common Stock and 802,056 shares of Belco Common Stock registered on the Registrant's registration statement on Form S-4 (No. 333-64320) (filed on July 2, 2001, as amended on July 24, 2001) remained unissued due to the fact that options to purchase such shares of Westport Common Stock and Belco Common Stock, respectively, were not exercised by such option holders between June 28, 2001 (the date on which the Registrant first filed its registration statement on Form S-4) and the consummation of the merger. The Registrant wishes to de-register such 2,239,988 shares of Westport Common Stock and 802,056 shares of Belco Common Stock and, pursuant to Rule 457(p) of the Securities Act of 1933, as amended (the "Securities Act"), to offset the registration fee paid in connection therewith against the registration fee for this registration statement on Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to New Westport's employees, directors and consultants, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information previously filed with the SEC are incorporated by reference in this registration statement:

          o Final prospectus filed on August 1, 2001 by Belco Oil & Gas Corp. pursuant to Rule 424(b)(3) of the Securities Act, relating to the Merger;

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 16, 2001 by Westport Resources Corporation;

          o Definitive Proxy Statement on Schedule 14A filed on April 17, 2001 by Westport Resources Corporation;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 9, 2001 by Westport Resources Corporation;

          o Current Report on Form 8-K filed on June 11, 2001 by Westport Resources Corporation;

          o    Current Report on Form 8-K filed on August 28, 2001 by New
               Westport;

          o Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001 by Westport Resources Corporation; and

          o The description of New Westport Common Stock contained in the registration statement on Form 8-A/A (File No. 001-16093) filed on August 29, 2001 by New Westport pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         All documents filed by New Westport pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Nevada Revised Statutes (the "NRS"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court where the action or suit was brought or such other court of competent jurisdiction shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the NRS' indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

     Under the NRS, any discretionary indemnification must be authorized by (1) the stockholders, (2) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(3) by independent legal counsel in a written opinion if the quorum required by
(2) above cannot be achieved, or (4) by independent legal counsel in a written opinion if the quorum in (2) above so elects.

     The New Westport articles of incorporation provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of New Westport or is or was serving at the request of New Westport as a director or officer of another corporation, will be indemnified and held harmless by New Westport to the maximum extent permitted by the NRS, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such proceeding.

     In accordance with its articles of incorporation, New Westport will also pay the expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should be ultimately determined that he/she is not entitled to be indemnified by New Westport.

     The Merger Agreement provides that, for six years after the effective time of the Merger, New Westport will indemnify the present and former officers and directors of Westport, Belco or their respective subsidiaries or employees acting as fiduciaries under any of Westport's or Belco's benefit plans against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions in their capacity as such prior to the effective time of the Merger to the full extent permitted under Nevada law, New Westport's articles of incorporation or bylaws or Westport's and Belco's written indemnification agreements in effect as of June 8, 2001. Any determination of whether a person's conduct complies with the required standard will be made by independent counsel mutually acceptable to New Westport and the indemnified party.

     In addition, New Westport will maintain Westport's and Belco's existing directors' and officers' liability insurance policies for a period of not less than six years after the effective time of the Merger, but only to the extent related to actions or omissions prior to the effective time of the Merger; provided that (1) New Westport may substitute for such policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers, (2) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time and
(3) New Westport will not be required, in order to maintain such policies, to pay an annual premium in excess of 200% of the greater of (a) the aggregate last annual premium paid by each of Belco and Westport with respect to their existing policies and (b) the aggregate annual premium for each of Belco and Westport with respect to their policies for the year in which the closing occurs; and provided further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap calculated above, then New Westport will maintain policies that provide the maximum coverage available at an annual premium equal to such cap.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

4.1 Amended Articles of Incorporation of New Westport filed on August 21, 2001 with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to New Westport's Form 8-A/A (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

4.2* Articles of Merger filed on August 21, 2001 with the Secretary of State of Nevada.

4.3 Second Amended and Restated Bylaws of New Westport (incorporated by reference to Exhibit 3.2 to New Westport's Form 8-A/A (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

4.4* Westport Resources Corporation 2000 Stock Incentive Plan, as amended.

4.5 Specimen common stock certificate of New Westport (incorporated by reference to Exhibit 4.1 to New Westport's Form 8-A/A (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

5* Opinion of Woodburn and Wedge as to the legality of the shares being registered.

23.1*          Consent of Arthur Andersen LLP.

23.2* Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5 to this registration statement).

24* Power of Attorney (included on the signature page of this registration statement).

*      filed herewith

ITEM 9.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 31, 2001.

                                        Westport Resources Corporation



                                        By:    /s/ Donald D. Wolf
                                               ---------------------------------
                                               Donald D. Wolf
                                               Chairman of the Board and Chief
                                               Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald D. Wolf and Barth E. Whitham, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed below by the following persons in the capacities indicated below on August 31, 2001.


SIGNATURE                                           TITLE
---------                                           -----

/s/ Donald D. Wolf                                  Chairman of the Board and Chief Executive Officer
-------------------------------------------         (Principal Executive Officer)
Donald D. Wolf



/s/ Lon McCain                                      Vice President and Chief Financial Officer
-------------------------------------------         (Principal Financial Officer)
Lon McCain



/s/ Kenneth D. Anderson                              Vice-President--Accounting
-------------------------------------------          (Controller or Principal Accounting Officer)
Kenneth D. Anderson



/s/ Laurence D. Belfer
-------------------------------------------         Director
Laurence D. Belfer

SIGNATURE                                           TITLE
---------                                           -----

/s/ Robert A. Belfer                                Director
-------------------------------------------
Robert A. Belfer



/s/ Alex M. Cranberg                                Director
-------------------------------------------
Alex M. Cranberg



/s/ James M. Funk                                   Director
-------------------------------------------
James M. Funk



/s/ Murry S. Gerber                                 Director
-------------------------------------------
Murry S. Gerber



/s/ Peter R. Hearl                                  Director
-------------------------------------------
Peter R. Hearl



/s/ David L. Porges                                 Director
-------------------------------------------
David L. Porges



/s/ Michael Russell                                 Director
-------------------------------------------
Michael Russell



/s/ Randy Stein                                     Director
-------------------------------------------
Randy Stein



/s/ William F. Wallace                              Director
-------------------------------------------
William F. Wallace

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------

4.1            Amended Articles of Incorporation of New Westport filed on August
               21, 2001 with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to New Westport's Form 8-A/A
               (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

4.2*           Articles of Merger filed on August 21, 2001 with the Secretary of
               State of Nevada.

4.3 Second Amended and Restated Bylaws of New Westport (incorporated by reference to Exhibit 3.2 to New Westport's Form 8-A/A
               (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

4.4* Westport Resources Corporation 2000 Stock Incentive Plan, as amended.

4.5 Specimen common stock certificate of New Westport (incorporated by reference to Exhibit 4.1 to New Westport's Form 8-A/A
               (Registration No. 001-16093), filed with the SEC on August 29,
               2001).

5* Opinion of Woodburn and Wedge as to the legality of the shares being registered.

23.1*          Consent of Arthur Andersen LLP.

23.2* Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5 to this registration statement).

24* Power of Attorney (included on the signature page of this registration statement).

*      filed herewith